GoPetie


GoPetie

Invest $99.12 minimum investment

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Testimonials gathered during Beta launch

Buddy Found His Friend on GoPetie



Holly and Buddy from Auburn, MA

Owner of Buddy

"I work all day and sometimes get home really late. Buddy stays home alone and I felt that he was a little depressed. I tried to play and pet him as much as I could but I was often tired and with little time during the week. My friend told me to use GoPetie as I registered Buddy. A few days later, I was able to find Sasha and her owner Emily, who has a maltese. They became best friends and meet three times a week for play dates"

We love using GoPetie



Rachel and Dominic from Southborough, MA

Owners of Roxie (the dog) and Ranger (the cat).

"In the past we would pay $45 a day for day care for our dog and now we can find other pet owners who can watch our dog for FREE and we can return the favor. It's so easy. We met a wonderful couple who have two golden retrievers. They watched Roxie for us while we were gone for a short vacation. We became friends and now we hang out and still use GoPetie to schedule play dates and request pet sitting and walking"

I downloaded the GoPetie app to help my cat



Kate Kish from Auburn, MA

Owner of Cookie

“Cookie was lazy, eating more than usual and being aggressive. I was worried and did not want to take him to the vet right away. I looked at some websites and blogs but did not know what was going on. I found Rosemary, who also has a cat called Tiger and went through a similar problem. We connected and started to exchange experiences. After a few weeks I learned that Cookie was annoyed because of my cleaning lady. So I called and asked for another person. Cookie changed completely. He is more calm, active and has lost some weight. Rosemary and I still connect on GoPetie and meet sometimes for coffee.

Found Boris!



Miguel

Owner of Boris

One of the most important features to me is the “Report Missing Pet” because it helped me to find my dog Boris. One day, I came home and did not find Boris. I was desperate and looked everywhere. I remembered that GoPetie has a feature to report a missing pet, so I sent an alert to everyone near my location. I started receiving several messages asking more details about Boris. Katey sent me a message that she saw a photo of a dog similar to Boris on a Facebook page for missing pets. I found out that Boris was rescued by someone in the neighborhood. I was so happy when I saw Boris. I found him a few hours after reporting on GoPetie.

Check out what happened when we interviewed pet owners about our app. Learn how you can schedule play dates and exchange pet sitting and pet walking with other pet owners for FREE. GoPetie, where all pets meet. Click here →

Introduction

GoPetie is a B2B and B2C mobile platform that connects pet owners to each other, to service providers and municipalities in a social community environment. Through partnerships with cities, it’s creating a system that can streamline the pet’s verification process for places where pets are welcome such as airlines and hotels.


GoPetie
The most complete mobile community for pets!
App Store
Google Play

Problem

The pet service market is too fragmented with different services in many places. For most pet owners, finding services and taking their pets to places is a hassle and time consuming. Local businesses face challenges to gain and retain customers. Millennials and most people living in urban areas prefer to shop online. Cities are losing money (approximately $1.5 B annually) and control over the pet population, which is a global social problem. In addition, there is no online service to verify the pet's ownership and documentation. As a consequence, several pet friendly services such as transportation and hotels face challenges to serve pet parents who usually have to carry several documents about the pet.


95% of owners do not license their pets!
✓ Municipalities are losing revenue and control over the pet population
✓ Pets can spread diseases
✓ Lost and stolen pets
✓ Lack of collaboration
✓ Challenges to take pets abroad
✓ No online system to verify pet's ownership and documentation

Solution

GoPetie is a B2B and B2C mobile platform that connects pet owners to each other, to service providers and municipalities in a social community environment. Through our proprietary technology, the Pet License Management System (PLMS), municipalities will recover the revenue lost in pet licensing and take control over the pet population, which is a global social problem. Studies show that 95% of pet owners do not license their pets. By using the PLMS, we create a system that will serve as the pet's global passport, where pet friendly service providers such as airlines, cruise ships, hotels, etc, will be able to check the pet's ownership and documentation, facilitating and expediting the verification process. We are the only company worldwide providing a mobile app as a license channel and the only pet company doing pet licensing. The PLMS is the most complete pet license solution in the global market.

Market


$69B in 2017 and growing
60.2 M households own a dog
47.1 M households own a cat
$9.2B by 2019
5.9M households own a dog
7.9 M households own a cat

All developed nations require some type of pet licensing or pet registration. The U.S and Canada are our primary target in the initial phase of the program.

Competitive Landscape

There are only 5 companies providing a pet licensing software and they suffer from:

1. No mobile solution
2. No focus on pet owners
3. No pet company doing pet licensing
4. Antiquated UI and time consuming process

We are the only pet company in the market focusing on the pet owner and municipalities at the same time. We have a proprietary system and approach where we bring additional revenue to the cities while bringing convenience and community for pet owners and service providers. There is a huge barrier to entry because once the city starts using our solution it will be difficult to change.

Through the licensing program, GoPetie can become the point of connection between hundreds of pet service providers and pet owners (see image below)


Pet Market Segmentation
PET SERVICES
WEARABLES
E-COMMERCE
HARDWARE
SUBSCRIPTION & FOOD PRODUCTS
VETERINARY & PET HEALTH
GoPetie
CBINSIGHTS

Business Model

We have developed the Pet Licensing Management System (PLMS), which is a proprietary technology for pet licensing. Municipalities use the PLMS to manage and process new licenses, renewals, transfers and confirm pet licenses. The PLMS along with the GoPetie mobile app makes the process convenient for pet owners and cities. By using the PLMS, we create a system to serve pet friendly service providers such as airlines, cruise ships, hotels, etc, where we will be able to verify the pet's ownership and documentation.


Why Pet License?
Licensing Pet = Global Pet Passport
GoPetie
HOTEL
VETERINARY
UBER
Pet's vaccination
Pet's health
Ownership validation
Service Dogs
Therapeutic Dogs

We will have four revenue streams: pet license fees, advertising through product placement, premium membership and service fees where members will be able to schedule services with local vendors. In addition, businesses will pay a fee to use our platform to verify the pet's ownership and documentation.

- Pet Licensing fees: municipalities and or pet owners pay a fixed fee per licensed processed
- Service fees: pet businesses pay a % fee on services booked through the mobile app and pet friendly services such as airlines, cruises and hotels pay a fee for using our platform to verify pet's ownership and documentation.
- Memberships subscription: pet owners pay an annual fee to have access to special features and resources on the app
- Marketing/Advertising: local and nationwide pet businesses can advertise on the mobile app

Progress

First we engage municipalities using our technology for licensing pets. Second, we approach local pet businesses to sponsor the pet license campaign in exchange for promotion on the mobile app license portals. Third, in partnerships with the cities and local businesses we launch campaigns to educate and promote pet licensing through GoPetie. Finally, we engage with global services providers to use our system to verify the pet's ownership and documentation.

Success so Far

- Over 4k users in MA gained with little spending on marketing
- 236 shelters registered nationwide
- 35k followers on Social Media Page as of 02/21/18
- Working with 3 municipalities to launch the PLMS under a pilot program at the end of March 2018
- 40 municipalities on the waiting list to launch the PLMS after the pilot program
- Partnership with local pet businesses and nationwide pet organizations such as Best Friends, RescueGroups.org

Press Highlights

PYMNTS.com

- GoPetie and Building the Tinder for Pets →

Metro

- Go on a 'Doggie Double Date' with this Boston Brewery →

Team



Diego Mendes Alves Founder and CEO

Diego Alves holds a Masters Degree in Business and has over 5 years of experience in Finance, global operations and process management. He is a member of the MIT Forum Enterprise of Cambridge and the Startup Leadership Program (SLP), which is a global organization for future global leaders. He is also a member of the NEXT GEN@Harvard, which is the premier global community for young entrepreneurs. Diego has previously worked at Liberty Mutual Insurance and Progress Software.



Elena Volozova Social Media & Marketing Manager

Recent Master of International Marketing graduate, Elena has experience in strategic marketing, branding and digital marketing acquired both in the US and in Europe.



Ann Marie Mathis-Almariei CMO

Award-winning creative with 20+ years creating successful, results-driven marketing campaigns for mega-brands like Coca-Cola, Proctor & Gamble and Samsung.



Sandeep Chauhan Project Manager/CTO

Technology Expert in web and mobile app development. 10+ years of experience in NodeJS, AngularJS, ReactJS, RoR, PHP, MySQL, CSS, HTML, XML, AWS, Swift, iOnic Framework, AWS and Cloud services.



Miguel Mendes UI/UX Designer

8+ years of experience in web development, advertising, web marketing. He has experience in developing websites, creating advertising campaigns, event management and corporate marketing.

Advisors

Oliver Sanchez
He is an entrepreneur with 15 years of corporate finance and sales strategy experience. Oliver possess the business know-how to help early-stage startups with their Go-To-Market strategy, cost estimates, and ultimately their financial and business plan. This translates into market and investor ready startups. He builds relationships with international partners that look to the US as an expansion market.

Oliver created the first scale up accelerator program focused on Latin American startups looking to expand in the Boston area. Due to his work supporting immigrant entrepreneurs he was chosen as one of the Most Daring Entrepreneurs by Entrepreneur Magazine in Nov 2017.

Use of Proceeds

- Product Development
  - Complete the PLMS and integrate with the new GoPetie app
- Marketing and Sales
  - Hire sales team
  - Acquire 215K new users
- Operations
  - Complete PLMS pilot in three municipalities in Massachusetts
  - Launch in Canada
  - Launch PLMS in another 20 cities in New England

Be a part of GoPetie

This is an offering of Common Stock, under registration exemption 4(a)(6), in Pet & Tie, Inc., doing business as GoPetie. This offering must raise at least $10,000 by August 17, 2018 at 4:00pm ET. If this offering doesn't reach its *target*, then your money will be refunded. GoPetie may issue additional securities to raise up to $105,000, the offering's *maximum*.

$976 raised

$10,000 minimum

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

13,311,050 shares × $0.28 per share
= $3,727,094 implied valuation

Financials

We anticipate the funds will be used as follows:

Complete the PLMS and integrate with the new GoPetie app.

Hire 1 sales person to sell the PLMS and the GoPetie business platform.

Buy laptops and other sales tools.

Complete PLMS pilot in three municipalities in MA.

Launch PLMS and GoPetie in Canada.

Implement PLMS in other 40 municipalities in Massachusetts.

Reach 1 million followers on Facebook and Instagram.

Acquire 215,000 users (U.S and Canada).

Hire 4 sales people to sell the PLMS and the GoPetie business platform.

Launch PLMS in another 20 cities in New England and 3 cities in Canada.

GoPetie's official name is Pet & Tie, Inc., so that's the name that appears in the statements below.

- Income statement
- Balance sheet
- Cash flow statement
- Change in equity statement
- Executive certification

GoPetie's SEC filings

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

- Latest offering statement

We're also required to share links to each of the SEC filings related to this offering with investors.

- Form C on April 2, 2018
- Form C/A on May 18, 2018
- Form C/A on May 30, 2018

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Understand the risks

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.